Nicholas Applegate Institutional Funds						Period: April 1 - September 30, 2006

RULE 10f-3 TRANSACTION SUMMARY

Date	Fund	Security	Symbol	Price	Shares	Total Purchase Price	Executing Broker	Affiliated Broker
April

4/10/2006	International All Cap Growth Fund	Wacker Chemie AG	WCH GR	€ 80	2,000	€ 160,000	Morgan Stanley	Dresdner Kelinwort Wasserstein

All Members of Syndicate:	Morgan Stanley
UBS Investment Bank
Dresdner Kelinwort Wasserstein
BNP Paribas
HSBC
HVB Corporates & Markets
ABN AMRO Rothschild

Aggregate Principal Amount of Offering:	13,038,150 shares @ €80 per share

Date Offering Commenced:	March 31, 2006

Commission Spread or Profit:	1.2% / € 0.96

Type of Underwriting:	Firm Commitment